UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  December 23, 2010

FX ENERGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-25386	87-0504461
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation or organization)		Identification No.)

3006 Highland Drive, Suite 206
Salt Lake City, Utah		84106
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code:		(801) 486-5555

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01—ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On December 23, 2010, we entered into an At-The-Market Issuance Sales Agreement (the “Sales Agreement”) with McNicoll, Lewis & Vlak LLC, or MLV, under which we may issue and sell our common stock having aggregate sales proceeds of up to $50 million from time to time through MLV acting as agent (the “Offering”).  The sales, if any, of shares made under the Sales Agreement will be made on the NASDAQ Global Market by means of ordinary brokers’ transactions at market prices or as otherwise agreed by MLV and us.  We may instruct MLV not to sell common stock if the sales cannot be effected at or above the price designated by us from time to time.  We or MLV may suspend the offering of common stock upon notice and subject to other conditions.  As an agent, MLV will not engage in any transactions that stabilize the price of our common stock.

Pursuant to the Sales Agreement, we have agreed to pay the MLV a fee equal to 3% of aggregate sales proceeds of up to $30 million and 2% of aggregate sales proceeds over $30 million received in the Offering.  The Sales Agreement also contains customary representations, warranties, covenants, and agreements by us, and customary conditions to closing and indemnification obligations of MLV and us.

If any shares are actually offered and sold, we intend to use the net proceeds from this offering for general working capital purposes and to accelerate planned exploration and development activities and construction of production facilities in our project areas in Poland.

The description of the Sales Agreement set forth above does not purport to be complete and is qualified in its entirety by reference to the Sales Agreement, which is filed as Exhibit 10.99 hereto and incorporated by reference.

ITEM 9.01—FINANCIAL STATEMENTS AND EXHIBITS

The following are filed as exhibits to this report:

Exhibit Number	Title of Document	Location

5	Opinion re: Legality
5.01	Opinion of Kruse Landa Maycock & Ricks, LLC	Attached

10	Material Contracts
10.99	At-The-Market Issuance Sales Agreement with McNicoll, Lewis & Vlak LLC	Attached

23	Consents of Experts and Counsel
23.01	Consent of Kruse Landa Maycock & Ricks, LLC	Incorporated by reference from Exhibit 5.01 of this Current Report on Form 8-K

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FX ENERGY, INC.
Registrant

Dated: December 23, 2010	By:	/s/ Clay Newton
Clay Newton, Vice President